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                 Exhibit 11 - Computation of Earnings per Share

The following tabulation presents the calculation of primary and fully diluted earnings per common share for the six-month periods ended June 30, 1998 and 1997:


                                                        SIX MONTHS ENDED      Six Months Ended
                                                          JUNE 30, 1998         June 30, 1997
                                                        ----------------      ---------------

Reported net income (loss)                                  $  96,101             $(190,784)
                                                            =========             =========

Earnings (loss) on common shares                            $  96,101             $(190,784)
                                                            =========             =========

Weighted average common shares outstanding                    679,048               679,048
                                                            =========             =========


Income (loss) per common share - basic and diluted

Income (loss) from continuing operations                    $     .14             $    (.28)
                                                            =========             =========

Net income (loss)                                           $     .14             $    (.28)
                                                            =========             =========